Exhibit 10.1

EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”), dated as of October 17, 2025, is between Kestra Medical Technologies, Inc., a Delaware corporation (“Kestra Inc.”) and Timothy Moran (the “Executive”).

WITNESSETH

WHEREAS, Kestra Inc. desires to (i) employ the Executive as the Chief Business Officer of Kestra Inc., and its ultimate parent company, Kestra Medical Technologies, Ltd., a Bermuda corporation (“Kestra Ltd.”), and the subsidiaries of Kestra Ltd. (Kestra Ltd. and its subsidiaries, collectively, the “Company”) and (ii) pay all of the Executive’s compensation described in this Agreement; and

WHEREAS, Kestra Inc. and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
POSITION AND DUTIES.
(a)
During the Employment Term (as defined in Section 2 hereof), the Executive shall be employed by Kestra Inc., by itself and on behalf of the Company, as the Chief Business Officer of the Company, reporting to the Chief Executive Officer of the Company. In this capacity, the Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other executive duties, authorities and responsibilities as may reasonably be assigned to the Executive by the Chief Executive Officer of the Company. The Executive’s principal place of employment with shall be at the Executive’s home in North Falmouth, Massachusetts; provided, that the Executive will be required to travel from time to time on Company business during the Employment Term (as defined below), with an expectation of significant as-needed presence in the Company headquarters in the Seattle, Washington metropolitan area.
(b)
During the Employment Term, the Executive shall devote all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s reasonable best efforts to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) serving on the boards of directors of non-profit organizations, (ii) serving on the boards of directors of public or private companies with the consent of the Company’s Chief Executive Officer, (iii) participating in charitable, civic, educational, professional, community or industry affairs, and (iv) managing the Executive’s passive personal investments so long as such activities in the aggregate do not violate any provision set forth in Exhibit A hereto, interfere or conflict with the Executive’s duties hereunder or create a business or fiduciary conflict.

2.
EMPLOYMENT TERMS. Kestra Inc. agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, for a term (the “Initial Term”) commencing upon November 3, 2025, or such other date as mutually agreed by the Executive and Kestra Inc. (the “Effective Date”) and ending on the third anniversary of the Effective Date. At the end of the Initial Term and on each anniversary of the last day of the Initial Term, the term of the Executive’s employment under this Agreement shall be automatically extended for successive one-year periods, provided, however, that either party hereto may elect not to extend such term of employment by giving written notice to the other party at least ninety (90) days prior to any such anniversary date. Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 7 hereof, subject to Section 8 hereof. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.”
3.
BASE SALARY. During the Employment Term the Executive will be entitled to a base salary at an annual rate of not less than $490,000, payable in accordance with the regular payroll practices of Kestra Inc. Commencing in fiscal year 2027, the Executive’s base salary shall be subject to review by the Board of Directors of the Company (the “Board”) (or a committee thereof). The annual base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.
4.
ANNUAL BONUS. The Executive shall be eligible for a discretionary cash performance bonus (an “Annual Bonus”) in respect of each fiscal year that ends during the Employment Term. The Executive’s targeted Annual Bonus for a fiscal year shall equal 60% of the Executive’s highest Base Salary for such fiscal year (the “Target Bonus”). The Executive’s Annual Bonus for a fiscal year (other than the fiscal year ending on April 30, 2026) shall be based on the attainment of performance goals established by the Board during the first quarter of the fiscal year. For the fiscal year ending April 30, 2026, the Executive shall be guaranteed a pro-rata portion of his Target Bonus (based on the actual number of calendar days the Executive has worked in the fiscal year) paid at the target amount. Annual Bonuses shall be determined by the Board after the end of the applicable fiscal year. Annual Bonuses shall be paid to the Executive by Kestra Inc. at the same time annual bonuses are paid to other senior executives of the Company, subject to continued employment at the time of payment (except as provided in Section 8).
5.
INCENTIVE AWARDS.
(a)
SIGNING AWARD. Promptly following the Effective Date, subject to Board approval, the Executive will receive a sign-on equity award under the Kestra Technologies, Ltd. 2025 Omnibus Incentive Plan (the “Equity Plan”), covering shares of the Company having a fair market value intended to be equal to approximately $1,800,000 on the date of grant, comprised twenty-five percent (25%) of time-based restricted stock units, fifty percent (50%) of performance-based restricted stock units that vest based on revenue targets and twenty-five (25%) of performance-based restricted stock units based on relative total shareholder return, in each case, subject to the terms and conditions of the applicable award agreements.
(b)
ANNUAL AWARD. The Executive shall be eligible to participate in and receive annual equity awards under the Equity Plan beginning in fiscal year 2027 when annual awards are granted to executives of the Company generally. Any such annual grants shall cover shares of the Company having a fair market value equal to approximately $1,800,000 as of the date of grant, and be subject to the terms and conditions of the applicable award agreement.

6.
EMPLOYEE BENEFITS.
(a)
BENEFIT PLANS. During the Employment Term, the Executive shall be entitled to participate in any employee benefit plan that the Company or any of its directly or indirectly controlled subsidiaries (each an “Affiliate”) has adopted or may adopt, maintain or contribute to and which benefits any of the senior executives of the Company or any Affiliate, on a basis no less favorable than that applicable to any such senior executives, subject to satisfying the applicable eligibility requirements. The Executive’s participation in any such employee benefit plan shall be subject to the terms of the applicable plan documents and generally applicable Company policies.
(b)
VACATIONS. During the Employment Term, the Executive shall be entitled to such amount of paid vacation per calendar year in accordance with Kestra Inc.’s policies applicable to senior executives as in effect from time to time.
(c)
BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as Kestra Inc. may specify from time to time, the Executive shall be reimbursed in accordance with Kestra Inc.’s expense reimbursement policies as in effect from time to time, for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term and in connection with the performance of the Executive’s duties hereunder.
7.
TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:
(a)
DISABILITY. Upon ten (10) days’ prior written notice by Kestra Inc. to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to have performed the Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity, which inability shall continue for one hundred and twenty (120) consecutive days or for one hundred eighty (180) days (including weekends and holidays) in any 365-day period as determined by the Board in its reasonable discretion. The Executive shall cooperate in all respects with Kestra Inc. if a question arises as to whether the Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more local medical doctors and other local health care specialists, in either case expert in the medical field relating to the potential Disability, as reasonably selected by Kestra Inc. and authorizing such medical doctors and other health care specialists to discuss the Executive’s condition with Kestra Inc.).
(b)
DEATH. Automatically upon the date of death of the Executive.
(c)
CAUSE. Immediately upon written notice by Kestra Inc. to the Executive of a termination for Cause. “Cause” shall mean the Executive’s (i) continued failure to perform any portion of his duties or the Executive’s continued failure to follow the lawful directives of the Board or any executive to whom the Executive reports that are consistent with the Executive’s position in the Company, (ii) misconduct or negligence, (iii) indictment for, or conviction of, a felony (including a plea of nolo contendere), (iv) negligent performance of his duties, (v) breach of the terms of this Agreement, (v) violation of the Company’s written policies regarding ethical business practices or any other violation of any written policy of the Company or any of its Affiliates, (vii) an act of theft, embezzlement, fraud or misappropriation of or in respect of the Company’s property, or (viii) continued failure to cooperate in any audit or investigation of financial or business practices of the Company, or (ix) breach of any of the restrictive covenants set forth in Exhibit A hereto or in any other written agreement between the Executive and the

Company and/or its Affiliates that causes material and demonstrable harm to the Company and that is not cured within ten (10) days of written notice from the Board (a “Covenant Violation”).
(d)
WITHOUT CAUSE. Immediately upon written notice by Kestra Inc. to the Executive of an involuntary termination without Cause (other than for death or Disability).
(a)
GOOD REASON. Upon written notice by the Executive to Kestra Inc. of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Executive to Kestra Inc. of the occurrence of one of the reasons set forth below: (i) the material diminution in the Executive’s position, duties or authorities, (ii) the Executive’s title being demoted below Chief Business Officer of the Company, (iii) a ten percent (10%) or more reduction in Base Salary or Target Bonus, or (iv) the consummation of a Change in Control (as defined in the Company’s Equity Plan). The Executive shall provide Kestra Inc. with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days of the occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day correction period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive.
(b)
WITHOUT GOOD REASON. Upon ninety (90) days’ prior written notice by the Executive to Kestra Inc. of the Executive’s voluntary termination of employment without Good Reason (which Kestra Inc. may, in its sole discretion, make effective earlier than any notice date).
8.
CONSEQUENCES OF TERMINATION.
(a)
DEATH OR DISABILITY. In the event that the Executive’s employment and the Employment Term ends on account of the Executive’s death or due to the Executive’s Disability, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 8(a)(i) through 8(a)(v) hereof to be paid, unless otherwise provided below, within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):
(i)
if such termination occurs following the twelve (12)-month anniversary of the Effective Date, a pro-rata Annual Bonus for the fiscal year of the termination determined by multiplying (x) the Annual Bonus the Executive would otherwise have earned for the fiscal year (based on the achievement of performance objectives established thereunder and without the use of negative discretion to reduce amounts that would otherwise have been earned), times (y) a fraction, the numerator of which is the days the Executive was employed in such fiscal year and the denominator of which is the number of days in such year;
(ii)
any unpaid Base Salary through the date of termination;
(iii)
any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination;

(iv)
reimbursement for any unreimbursed business expenses incurred through the date of termination;
(v)
payment in respect of any accrued but unused vacation time in accordance with Kestra Inc. policy; and
(vi)
all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 8(a)(ii) through 8(a)(vi) hereof shall be hereafter referred to as the “Accrued Benefits”).
(b)
TERMINATION FOR CAUSE OR WITHOUT GOOD REASON OR AS A RESULT OF EXECUTIVE’S NON-RENEWAL OF THE EMPLOYMENT TERM. If the Executive’s employment is terminated (x) by Kestra Inc. for Cause, (y) by the Executive without Good Reason, or (z) due to the Executive’s non-renewal of the Employment Term, Kestra Inc. shall pay to the Executive the Accrued Benefits (other than the benefits described in Section 8(a)(iii) hereof).
(c)
TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OR AS A RESULT OF KESTRA INC.’S NON-RENEWAL OF THE EMPLOYMENT TERM. If the Executive’s employment by Kestra Inc. is terminated (x) by Kestra Inc. other than for Cause pursuant to Section 7(d) hereof (y) by the Executive for Good Reason, or (z) due Kestra Inc.’s non-renewal of the Employment Term, Kestra Inc. shall pay or provide the Executive with the following, subject to the provisions of this Section 8(c), and Sections 9, 10, and of 25 hereof:
(i)
the Accrued Benefits;
(ii)
subject to the Executive’s not engaging in a Covenant Violation or a material breach of Section 12 hereof that is not cured within fifteen (15) days of written notice from the Board (a “Material Cooperation Violation”), the Executive shall be entitled to an amount equal to (x) if such termination occurs on or prior to the twelve (12)-month anniversary of the Effective Date, the Executive’s Base Salary or (y) if such termination occurs following the twelve (12)-month anniversary of the Effective Date, one (1) times the sum of (A) Executive’s Base Salary and (B) his Target Bonus (such amount in (x) or (y), as applicable, the “Severance Amount”), in each case, paid in equal monthly installments for a period of twelve (12) months following such termination; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined below), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto; and
(iii)
subject to (A) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) the Executive’s continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of Kestra Inc. (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) the Executive’s not engaging in a Covenant Violation or a Material Cooperation Violation, continued participation in Kestra Inc.’s group health plan (to the extent permitted under applicable law) which covers the Executive (and his eligible dependents) for a period of one (1) year following such termination (with the Severance Amount, the “Severance Payments”), provided that if Kestra Inc.’s group health plan is self-insured, Kestra Inc. will report to the appropriate tax authorities taxable income to the Executive equal to the portion of the deemed cost of such participation (based on applicable COBRA rates) not paid by the Executive; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by Kestra Inc. under this Section 8(c)(iii) shall immediately cease.

Payments and benefits provided in this Section 8(c) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(d)
CODE SECTION 280G.
(i)
Change in Control. In the event that any payment that is either received by the Executive or paid by Kestra Inc. on the Executive’s behalf or any property, or any other benefit provided to the Executive under the Agreement or under any other plan, arrangement or agreement with the Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or any person affiliated with the Company or such person (but only if such payment or other benefit is in connection with the Executive’s employment by Kestra Inc.) (collectively the “Kestra Inc. Payments”), would be subject to the tax imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) (the “Excise Tax”), then the Executive will be entitled to receive either (A) the full amount of the Kestra Inc. Payments, or (B) a portion of the Kestra Inc. Payments having a value equal to $1 less than three (3) times the Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of clauses (A) and (B), after taking into account applicable federal, state, and local income taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest portion of the Kestra Inc. Payments. Any reduction of the Kestra Inc. Payments pursuant to the foregoing shall occur in the following order: (A) any Severance Payments or cash severance payable by reference to the Executive’s Base Salary or Annual Bonus; (B) any other cash amount payable to the Executive; (C) any benefit valued as a “parachute payment;” and (D) acceleration of vesting of any equity award.
(ii)
Accountants. Any determination required under this Section 8(d) shall be made in writing by the independent public accountants of the Company, whose determination shall be conclusive and binding for all purposes upon Kestra Inc. and the Executive. For purposes of making any calculation required by this Section 8(d), such accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.
9.
OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with Kestra Inc., the Executive shall promptly resign from any other position as an officer, director or fiduciary of the Company and any Affiliate.
10.
RELEASE; NO MITIGATION; NO SET-OFF. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination.
11.
RESTRICTIVE COVENANTS.
(a)
The Executive acknowledges and agrees that this Agreement aligns the Executive’s interests with the Company’s long-term business interests, and as a condition to Kestra Inc.’s willingness to enter into this Agreement, the Executive agrees to abide by the terms set forth in Exhibit A, which Exhibit A is deemed to be part of this Agreement as if fully set forth herein. The Executive acknowledges and agrees the restrictive covenants set forth on Exhibit A are reasonable and enforceable in all respects. By entering into this Agreement, the Executive agrees to be bound, and promises to abide, by the terms set forth in Exhibit A and expressly acknowledges and affirms that this Agreement would not be granted to the Executive if the Executive had not agreed to be bound by such provisions.
(b)
PERMITTED DISCLOSURES.
(i)
Notwithstanding anything to the contrary contained herein, no provision of this Agreement or any other agreement with or policy of the Company or its Affiliates (including for the avoidance of doubt, any employment agreement the Executive may have with the Company or its Affiliates) will be interpreted so as to impede the Executive (or any other individual) from (A) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law, (B) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General, the Department of Justice, the Equal Employment Opportunity Commission, or the National Labor Relations Board, (C) accepting any Securities and Exchange Commission awards or similar recoveries for the provision of information to other governmental agencies, (D) making other disclosures under the whistleblower provisions of federal law or regulation, (E) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful, or (F) exercising any rights the Executive may have under Section 7 of the National Labor Relations Act. In addition, nothing in this Agreement or any other agreement or policy of the Company or its Affiliates prohibits or restricts the Executive from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. The Executive does not need the prior authorization of the Company or its Affiliates to make any such reports or disclosures to any administrative, governmental, legislative, regulatory or supervisory authority or self-regulatory organization, and the Executive will not be required to notify the Company or its Affiliates that such reports or disclosures have been made.
(ii)
Pursuant to 18 U.S.C. § 1833(b), the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or its Affiliates that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to the Executive’s attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company or its Affiliates for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if the Executive files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
12.
COOPERATION. Upon the receipt of reasonable notice from the Company (including through outside counsel), the Executive agrees that while employed by Kestra Inc. and thereafter (to the extent it does not materially interfere with the Executive’s employment or other business activities after employment by Kestra Inc.), the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with Kestra Inc., and will provide reasonable assistance to the Company, the Affiliates and their respective representatives in defense of all claims that may be made against the Company or the Affiliates, and will assist the Company and the Affiliates in the prosecution of all claims that may be made by the Company or the Affiliates, to the extent that such claims may relate to the period of the Executive’s employment with Kestra Inc.. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or the Affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or Affiliates with respect to such investigation, and shall not do so unless legally required.
13.
EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 11 (as set forth in Exhibit A hereto) hereof or Section 12 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available (without the necessity of posting bond). In the event of a Covenant Violation or a Material Cooperation Violation by the Executive, any Severance Payments and other severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease.
14.
NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 14 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. Kestra Inc. shall assign this Agreement to any successor to all or substantially all of the business and/or assets of Kestra Inc., provided that Kestra Inc. shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Kestra Inc. would be required to perform it if no such succession had taken place, and provided that Kestra Inc. agrees to perform such obligations if such successor fails to do so in a timely manner. As used in this Agreement, “Kestra Inc.” shall mean Kestra Inc. and any successor to all or substantially all of its business and/or assets, which assumes and agrees to perform the duties and obligations of the Kestra Inc. under this Agreement by operation of law or otherwise.
15.
NOTICES. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number)
shown in the books and records of the
Company.

If to Kestra Inc.:

Kestra Medical Technologies, Inc.

3933 Lake Washington Blvd NE, Suite 200
Kirkland, WA 98033

Attention: Brian Webster

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16.
SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement (including the Exhibits hereto) and any form, award, plan or policy of Kestra Inc., the terms of this Agreement shall govern and control.
17.
SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
18.
COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
19.
INDEMNIFICATION. Kestra Inc. hereby agrees to indemnity the Executive and hold the Executive harmless to the fullest extent allowable under applicable law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney’s fees, and the advancement of such fees subject to any legally required repayment undertaking), losses, and damages resulting from the Executive’s performance of the Executive’s duties and obligations with the Company. This obligation shall survive the termination of the Executive’s employment with Kestra Inc..
20.
LIABILITY INSURANCE. Kestra, Inc. shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as Kestra Inc. covers its other officers and directors.
21.
GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

22.
DISPUTE RESOLUTION. The parties agree that any other dispute between the parties shall be resolved only in the Court of Chancery of the State of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Executive’s employment by Kestra Inc. or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware state court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Executive or Kestra Inc. may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY KESTRA INC. OR ANY AFFILIATE OF KESTRA INC., OR THE EXECUTIVE’S OR KESTRA INC.’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Executive’s or Kestra Inc.’s address as provided in Section 15 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware. Each party shall be responsible for its own legal fees incurred in connection with any dispute hereunder.
23.
MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and Kestra Inc. with respect to the subject matter contained herein, whether written or oral, including, without limitation, that certain offer letter by and between the Executive and Kestra Inc., dated as of August 26, 2025. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter have been made by either party which are not expressly set forth in this Agreement.
24.
REPRESENTATIONS; ACTIONS BY PRIOR EMPLOYERS. The Executive represents and warrants to Kestra Inc. that the Executive is not a party to any agreement or understanding, whether written or oral, and is not subject to any restriction (including, without limitation, any non-competition restriction from a prior employer), which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder. The Executive understands that the foregoing representations are a material inducement to Kestra Inc. entering into this Agreement, and to the extent that either of such representations is untrue in any material respect at any time or for any reason, this Agreement shall be voidable by Kestra Inc. such that the parties hereunder shall be relieved of all of their respective duties and obligations hereunder. If any prior employer of the Executive, or any affiliate of any such prior employer, challenges the Executive’s right to enter into this Agreement and to perform all of the Executive’s obligations hereunder (whether by action against the Executive, Kestra Inc. and/or an Affiliate), Kestra Inc. (on behalf of itself and all Affiliates) and the Executive each agree to use their reasonable best efforts to defend against such challenge.
25.
TAX MATTERS.
(a)
WITHHOLDING. Kestra Inc. may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(b)
SECTION 409A COMPLIANCE.
(i)
The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and Kestra Inc. of the applicable provision without violating the provisions of Code Section 409A. Any such modification shall require the written consent of the Executive. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A; provided that Kestra Inc. makes any modification reasonably requested by the Executive in accordance with the second sentence of this Section 25(b)(i).
(ii)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 25(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iii)
To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(iv)
For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of Kestra Inc..
(c)
COMPANY RECOUPMENT OF COMPENSATION. The Executive’s

rights with respect to compensation hereunder shall in all events be subject to (a) any right that the Company may have under the Kestra Medical Technologies, Ltd. Clawback Policy, as well as any other Company recoupment policy or other agreement or arrangement with the Executive, and (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission or any other applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

KESTRA MEDICAL TECHNOLOGIES, INC.

By:	/s/ Brian Webster
Name: Brian Webster
Title: Chief Executive Officer

EXECUTIVE

/s/ Timothy P. Moran
Timothy Moran

[Employment Agreement Signature Page]

Exhibit A

RESTRICTIVE COVENANT AGREEMENT

Kestra Medical Technologies, Inc. (the “Company”) and Timothy Moran (the “Executive”) recognize it is important that the Company protect its rights with respect to its confidential business and product information, inventions, and customer relationships without unduly impairing the Executive’s ability to pursue his profession. The Company and the Executive also recognize that the Company provides valuable training to the Executive, entrusts the Executive with confidential information, business and customer relationships and goodwill, and compensates the Executive to support, develop, administer, maintain, promote, market and sell Company products.

Accordingly, the Executive enters into this agreement (the “Agreement”) in consideration, of (i) the Executive’s employment with the Company pursuant to that certain Employment Agreement by and between Executive and the Company, dated as of the date hereof (as amended from time to time, the “Employment Agreement”), and (ii) additional good and valuable consideration as set forth in the Employment Agreement, which the Executive acknowledges is sufficient consideration for the promises in this Agreement.

1.
Definitions. The terms defined in this Section 1 shall have the following meanings as set forth in this Agreement:
1.1
“Company Customer” means any customer, client or other business relation who or which the Executive was introduced to, had business contact with or learned Confidential Information regarding during Executive’s employment with the Company Group.
1.2
“Company Group” means the Company and all of its subsidiaries, and their successors and assigns, that exist or may exist during all or any portion of the time this Agreement is in effect.
1.3
“Company Product” means any goods, products, or product lines (a) that the services the Executive (or persons under the Executive’s management, direction or supervision) performed for the Company Group related to, directly or indirectly, during the last one (1) year in which the Executive was employed by the Company Group, including without limitation services in the areas of research, design, development, production, manufacture, marketing, promotion, sales, or business, technical, regulatory or systems research, analysis, planning or support relating to such goods, products, or product lines, or (b) with respect to which the Executive at any time received or otherwise obtained or learned Confidential Information.
1.4
“Competitive Product” means goods, products, product lines or services, and each and every component thereof, developed, designed, produced, manufactured, marketed, promoted, sold, supported, serviced, or that are in development or the subject of research by anyone other than the Company Group or its affiliates that are the same or similar, perform any of the same or similar functions, may be substituted for, or are intended or used for any of the same purposes as a Company Product.

1.5
“Competitive Research and Support” means any research, development, analysis, planning or support services of any kind or nature, including without limitation theoretical and applied research, or business, technical, regulatory or systems research, analysis, planning or support, for a Conflicting Organization that is intended for, or may be useful in, assisting, improving or enhancing any aspect of the development, design, production, manufacture, marketing, promotion, sale, support or service of a Competitive Product.
1.6
“Confidential Information” means any information relating to the Company Group’s or any affiliate’s business, including a formula, pattern, compilation, program, device, method, technique, system, plan, or process, that the Executive learns or develops during the course of the Executive’s employment by or provision of services to the Company Group that derives independent economic value from not being generally known, or readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use. Confidential Information includes but is not limited to trade secrets and Inventions and, without limitation, may relate to research; development; experiments; clinical investigations; clinical trials; clinical and product development results and data; engineering; product specifications; computer programs; computer software; hardware configurations; manufacturing processes; compositions; algorithms; know-how; methods; machines; management systems and techniques; strategic plans; long-range plans; operating plans; organizational plans; financial plans; financial models; financial projections; nonpublic financial information; business, financial, planning, and strategic systems and methods; operating systems; information systems; acquisition and divestiture goals, plans, strategies or targets; regulatory strategies, plans and approaches; quality control systems and techniques; patent and intellectual property strategies, plans and approaches; vendor and customer data; sales volumes; pricing strategies; sales and marketing plans and strategies; contracts and bids; and any business management techniques that are being planned or developed, utilized or executed by the Company Group.
1.7
“Conflicting Organization” means any person (including the Executive) or entity, and any parent, subsidiary, partner or affiliate (regardless of their legal form) of any person or entity, that engages in, or is preparing to become engaged in, the development, design, production, manufacture, promotion, marketing, sale, support or service of a Competitive Product or in Competitive Research and Support.
1.8
“Invention” means any and all inventions, discoveries, ideas, processes, writings, works of authorship, designs, developments and improvements, whether or not protectable under the applicable patent, trademark or copyright statutes, generated, conceived or reduced to practice by the Executive, during or not during work hours, alone or in conjunction with others, while employed by or providing services to the Company Group related to the business of the Company Group or to any reasonable expansion of such business, or resulting from the Executive’s work or services for the Company Group.

Exhibit A-2

1.9
“Restricted Territory” means each country, province, state, city, or other political subdivision in the United States in which the Company Group (i) is engaged in business, or (ii) otherwise distributes, licenses or sells Company Products, in each case while the Executive is employed or engaged by the Company Group and in each case, in which the Executive provided services or had a material presence or influence during the last two (2) years of his employment with the Company Group.
2.
No Right to Employment or Engagement. The parties agree that either party may terminate the Executive’s employment or engagement at any time for any or no reason, with or without notice. This Agreement is ancillary to at-will employment and does not purport to include all of the terms of, or supersede, that relationship.
3.
Training, Confidential Information and Goodwill.
3.1
Goodwill. The Executive acknowledges that the Company Group owns the goodwill in the Executive’s relationships with Company Customers that the Executive maintains or develops in the course and scope of the Executive’s employment by or engagement with the Company Group. If the Executive owned goodwill in customer relationships when the Executive commenced employment or engagement with the Company Group, the Executive assigns any and all such goodwill to the Company Group, and the Company Group shall become the owner of such goodwill.
3.2
The Executive’s Use of Training, Business and Customer Relationships, Goodwill and Confidential Information. The Company Group agrees to provide the Executive with valuable training and to entrust the Executive with such of the Company Group’s valuable business and customer relationships, goodwill and Confidential Information as is necessary for the Executive to discharge the Executive’s duties. The Executive agrees to use such valuable training and to continue to develop such relationships, goodwill and Confidential Information solely and exclusively for the Company Group’s benefit.
3.3
Fiduciary Duties. The Executive agrees that the Executive shall treat all Confidential Information, training, business and customer relationships, and goodwill entrusted to the Executive by the Company Group as a fiduciary, and the Executive accepts and undertakes all of the obligations of a fiduciary, including good faith, trust, confidence and candor, and the Executive agrees to use such training and to maintain, protect and develop Confidential Information, business and customer relationships, and goodwill solely and exclusively for the benefit of the Company Group.
3.4
Company Group Property. All documents, information and property provided to the Executive by the Company Group for use in connection with the Executive’s employment, or created by the Executive in the course and scope of the Executive’s employment by the Company Group, are the property of the Company Group and shall be held by the Executive as a fiduciary on behalf of the Company Group. Upon termination of the Executive’s employment to or engagement with the Company Group, the Executive shall return promptly to the Company, without the requirement of a prior demand by the Company, all such documents, information and property, together with all copies, recordings, abstracts, notes, reproductions or

Exhibit A-3

electronic versions of any kind made from or about the documents and things or the information they contain.
3.5
Nondisclosure. Subject to Sections 7.8 and 7.9, the Executive agrees not to use or disclose any Confidential Information to or for the benefit of anyone other than the Company Group and its affiliates, either during or after employment, for as long as the information retains the characteristics described in Section 1.6. This provision is intended to govern any disclosure outside of the Company Group or its affiliates.
4.
Restrictions.
4.1
Restrictions on Competition. The Executive agrees that while employed by the Company Group, and for twelve (12) months after the last day the Executive is employed or engaged by the Company Group, or, to the extent the Executive breaches a fiduciary duty owed to the Company Group or commits an unlawful taking of Company Property, the twenty-four (24) month period thereafter (the “Noncompete Period”), the Executive will not, within the Restricted Territory, be employed or engaged by or otherwise perform services for, lend the Executive’s name or assistance to, invest in, manage, or control, a Conflicting Organization in connection with or relating to a Competitive Product or Competitive Research and Support, in each case, in any capacity in which the Executive would provide the same or similar services that the Executive provided to the Company Group during the last two (2) years of the Executive’s employment with the Company Group. Notwithstanding anything to the contrary in this Section 4.1, the post-termination portion of the Noncompetition Period shall not apply if the Company Group terminates the employment of the Executive without Cause or because of a layoff. For this purpose, “Cause” means, in addition to “Cause” as defined in the Employment Agreement, a reasonable and good faith basis for the Company Group to be dissatisfied with the Executive’s job performance, conduct, or behavior.
4.2
Prohibition on Solicitation of Company Group Employees. The Executive agrees that at all times while employed by the Company Group, and for one (1) year thereafter (the “Nonsolicitation Period”), the Executive will not solicit, cause to be solicited, or participate in or promote the solicitation of any person to terminate that person’s employment or engagement with the Company Group or to breach any agreement that person has with the Company Group.
4.3
Post-Employment Disclosure. In the event the Executive’s employment or engagement with the Company Group terminates, the Executive agrees that during the term of the restrictions described in Section 4.1, the Executive will promptly inform the Company of the identity of any new employer, the job title of the Executive’s new position, and a description of any services to be rendered to that employer. In addition, the Executive agrees to respond within ten (10) days to any written request from the Company for further information concerning the Executive’s work activities sufficient to provide the Company with assurances that the Executive is not violating any of the obligations the Executive has undertaken in this Agreement.

Exhibit A-4

4.4
Prohibition on Solicitation of Company Customers. The Executive agrees that during the Nonsolicitation Period, the Executive will not solicit, induce, or endeavor to entice away from the Company Group, or otherwise enter into business dealings with any Company Customer.
4.5
Non-Disparagement. Subject to Section 7.9, Executive shall not, directly or indirectly, make, publish or communicate (or cause to be made, published or communicated) to any person or entity any statement, comment or remark, whether written or oral, which in any way disparages or defames or could reasonably be expected to impugn the personal or professional character, reputation or integrity of the Company Group, its representatives (including, but not limited to, employees, directors, officers and agents), and its customers, clients, suppliers, investors and other associated third parties, or their businesses, business practices, prospects, products or services.
4.6
Acknowledgements. The Executive has been advised of the Executive’s right to consult with counsel prior to agreeing to be bound by this Agreement, and the Executive acknowledges that the Executive has had the opportunity to review Section 4.1 and the other restrictive covenants set forth in this Agreement for at least ten (10) business days prior to agreeing to be bound by the provisions herein.
5.
Inventions.
5.1
Disclosure. The Executive agrees to promptly disclose to the Company in writing all Inventions.
5.2
Ownership, Assignment and Recordkeeping. All Inventions shall be the exclusive property of the Company. The Executive hereby assigns all Inventions to the Company. The Executive agrees to keep accurate, complete and timely records of the Executive’s Inventions, which records shall be the property of the Company and shall be retained on its premises.
5.3
Cooperation. During and after the termination of the Executive’s employment or engagement, the Executive agrees to give the Company all cooperation and assistance necessary to perfect, protect, and use its rights to Inventions. Without limiting the generality of the foregoing, the Executive agrees to sign all documents, take all actions, and supply all information that the Company may deem necessary to (a) transfer or record the transfer of the Executive’s entire right, title and interest in Inventions, and (b) enable the Company Group and its affiliates to obtain patent, copyright or trademark protection for Inventions anywhere in the world.
5.4
Attorney-in-Fact. The Executive irrevocably designates and appoints the Company and its duly authorized officers and agents as attorney-in-fact to act for and on the Executive’s behalf and stead to execute and file any lawful and necessary documents, and to do all other lawfully permitted acts, required for the assignment of, application for, or prosecution of any United States or foreign application for letters patent, copyright or trademark with the same legal force and effect as if executed by the Executive.

Exhibit A-5

5.5
Waiver. The Executive hereby waives and quitclaims to the Company Group any and all claims, of any nature whatsoever, which the Executive may now have or may hereafter have for infringement of any patent, copyright, or trademark resulting from any Invention.
5.6
Future Patents. Any Invention relating to the business of the Company Group with respect to which the Executive files a patent application within one (1) year following termination of the Executive’s employment shall be presumed to cover Inventions conceived by the Executive during the term of the Executive’s employment or engagement, subject to proof to the contrary by the Executive by good faith, contemporaneous, written and duly corroborated records establishing that such Invention was conceived and made following termination of employment or engagement and without using Confidential Information.
5.7
Release or License. If an Invention does not relate to the existing or reasonably foreseeable business interests of the Company Group, the Company may, in its sole and unreviewable discretion, release or license the Invention to the Executive upon written request by the Executive. No release or license shall be valid unless in writing signed by the Company’s General Counsel.
5.8
Notice. This Agreement does not apply to any Invention for which no equipment, supplies, facility or trade secret information of the Company Group was used and which was developed entirely on the Executive’s own time, and (1) which does not relate (a) directly to the business of the Company Group or (b) to the Company Group’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the Executive for the Company Group.
5.9
List of Excluded Inventions. Attached hereto as Schedule 1 is a complete list and description of all inventions, patent applications, and patents for inventions conceived prior to becoming a Executive and which the Company and the Executive agree are removed from the operation of this Agreement.
6.
Governing Law, Venue and Jurisdiction.
6.1
Place of Agreement. This Agreement is deemed entered into in the State of Delaware between the Company and the Executive, and the substantive laws of Delaware and the exclusive jurisdiction of the courts of Delaware shall be applicable hereto on the terms and conditions specified below.
6.2
Governing Law. Notwithstanding any provision in Section 6 to the contrary, the provisions of Section 4 shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice- or conflict-of-laws provision or rule that would cause the application of the laws of any other jurisdiction to apply to Section 4, and any suit, action, or proceeding brought by or against the Executive in connection with the enforcement of Section 4 shall be brought in Suffolk County, Massachusetts, and the superior court or the business litigation session of the superior court shall have jurisdiction to adjudicate such dispute. Any judgment with respect to a proceeding entered by the courts contemplated by this Section 6.2 will be enforceable in any other court of competent jurisdiction. For the avoidance of doubt, all other provisions of the

Exhibit A-6

Agreement aside from Section 4 remain subject to the Governing Law, Venue, and Jurisdiction provisions set forth in this Section 6.
6.3
Venue and Personal Jurisdiction. Any dispute arising out of or related to this Agreement, or any breach or alleged breach hereof, shall be exclusively decided by a state court in the State of Delaware. The Executive irrevocably waives the Executive’s right, if any, to have any disputes between the Executive and the Company arising out of or related to this Agreement decided in any jurisdiction or venue other than a state court in the State of Delaware. The Executive hereby irrevocably consents to the personal jurisdiction of the state courts in the State of Delaware for the purposes of any action arising out of or related to this Agreement.
6.4
Covenant Not to Sue. The Executive irrevocably covenants not to sue the Company in any jurisdiction other than a state court in the State of Delaware for the purposes of any action arising out of or related to this Agreement. The Executive further agrees not to assist, aid, abet, encourage, be a party to, or participate in the commencement or prosecution of any lawsuit or action by any non-governmental third party arising out of or related to this Agreement in any jurisdiction or venue other than a state court in the State of Delaware; provided, however, that nothing herein shall prohibit or restrict the Executive from being a witness or otherwise providing evidence in any action pursuant to court order or subpoena.
7.
Other Provisions.
7.1
Obligations Unconditional. The obligation of the parties to perform the terms of this Agreement is unconditional and does not depend on the performance or nonperformance of any terms, duties, or obligations not specifically recited in this Agreement. The Executive irrevocably waives the Executive’s right to challenge the enforceability or validity of any portion of this Agreement.
7.2
Waiver. No waiver by the Company of any breach of this Agreement by the Executive shall be valid unless contained in a writing signed by the General Counsel of the Company or the General Counsel’s designee. Waiver of any breach of this Agreement shall not constitute, or be deemed, a waiver of any other breach of this Agreement.
7.3
Provisions Survive Termination. To the extent that any provisions of this Agreement apply to the time period after, or require performance or enforcement after, termination of the Executive’s employment, all such provisions survive the termination of the Executive’s employment and termination of this Agreement and may be enforced subsequent thereto. Without limiting the generality of the foregoing, Sections 1, 2, 3, 4, 5, 6, and 7.3 each survive termination of the Executive’s employment or engagement and termination of this Agreement.
7.4
Prior Agreements. Except to the extent provided in Section 7.5, all prior agreements, if any, between any member of the Company Group and the Executive relating to any part of the subject matter of this Agreement are superseded and rendered null and void upon execution of this Agreement by the Executive; provided, however, that nothing in this Agreement invalidates, renders null or void, or otherwise affects any term or provision of any Company Group compensation or

Exhibit A-7

benefit plan or any agreements related thereto, or any written term employment agreement, or any other restrictive covenant.
7.5
Validity Not Impaired. In the event that any provision of this Agreement is unenforceable under applicable law, the validity or enforceability of the remaining provisions shall not be affected. To the extent any provision of this Agreement is judicially determined to be unenforceable, any provisions of any prior agreement between the Executive and any member of the Company addressing the subject matter of the unenforceable provision shall be deemed to govern the relationship between the Participant and the Company.
7.6
Transfer or Assignment. the Company may freely transfer or assign its rights and obligations pursuant to this Agreement to its affiliates, successors or assigns.
7.7
Tolling. In the event the Executive breaches or violates Sections 4.1, 4.2 or 4.3 hereinabove, the duration of the restrictions contained therein shall be extended by the number of days the Executive remains in breach or violation thereof to the fullest extent permitted by law. This provision may be specifically enforced.
7.8
DTSA Confidentiality Disclaimer. Notwithstanding any provisions in this agreement or company policy applicable to the unauthorized use or disclosure of trade secrets, the Executive is hereby notified that, pursuant to Section 7 of the DTSA (Defend Trade Secrets Act of 2016), the Executive cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law. The Executive also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
7.9
Whistleblower Protection. Nothing in this Agreement or any other agreement with or policy of Company Group or its affiliates shall prohibit the Executive, or the Executive’s attorneys from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act or the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement; or (c) accepting any U.S. Securities and Exchange Commission awards or other relief in connection with protected whistleblower activity. In addition, nothing in this Agreement prohibits or restricts the Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation or making other disclosures that are

Exhibit A-8

protected under the whistleblower provisions of any applicable law, rule, or regulation.

Exhibit A-9

This Agreement becomes binding and effective on the Company and the Executive upon signature by the Executive.

Date:10/17/2025

Executive Name (please print)
Timothy P. Moran
/s/ Timothy P. Moran
Executive Signature

SCHEDULE I

List of Inventions

The following is a list of inventions, patent applications, or patents for inventions I conceived prior to becoming a Executive or that do not relate to the business of the Company Group or to any reasonable expansion of such business, or result from my work for the Company Group.

1. N/A

2.

3.

4.

5.

6.

7.

8.

9.

10.

Add and sign additional sheets, if necessary

10/17/2025
Date:
Timothy P. Moran
/s/ Timothy P. Moran
Executive Signature

Exhibit A